Exhibit 99.1
NOT FOR IMMEDIATE RELEASE
FEBRUARY 2, 2010
SYKES ENTERPRISES, INCORPORATED AND ICT GROUP, INC.
ANNOUNCE CONSUMMATION OF MERGER
TAMPA, Fla., February 2, 2010 — Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (Nasdaq:SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, and ICT Group, Inc. (“ICTG”) (Nasdaq:ICTG), a leading global provider of customer management and business process outsourcing (BPO) solutions, announced today that SYKES has completed its acquisition of ICTG following the approval of the transaction agreement by ICTG’s shareholders at a meeting held earlier today. Under the terms of the transaction, each outstanding share of ICTG common stock has been converted into the right to receive $7.69 in cash (without interest) and 0.3423 of a share of SYKES common stock.
Effective as of the close of trading today, ICTG common stock will cease trading on the Nasdaq Stock Market. SYKES and ICTG will begin joint operations tomorrow, February 3, 2010.
SYKES has appointed Computershare Trust Company as exchange agent and paying agent in connection with the merger. ICTG registered shareholders with questions regarding payment for ICTG common stock should contact Computershare Trust Company at 1-800-546-5141 and outside the U.S., Canada and Puerto Rico at 1-781-575-2765. Additional information will also be mailed to ICTG registered shareholders. ICTG shareholders who hold stock through a broker or bank should receive information regarding the conversion of their shares from the party holding their shares.
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143